UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2016

PROTEA BIOSCIENCES GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51474	20-2903252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1311 Pineview Drive, Suite 501 Morgantown, WV 26505
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:	1-304-292-2226
Not applicable
(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In closings held on May 20, May 31, June 10, June 30 and July 29, 2016, Protea Biosciences Group, Inc. (the “Company”) sold to accredited investors (as defined in Rule 501(a) under the Securities Act of 1933, as amended), a an aggregate face amount of $2,013,750 of its 20% Original Issue Discount Unsecured Convertible Debentures (the “Debentures”), for aggregate gross cash proceeds of $1,611,000. The Debentures have a term of six months from date of issuance. The Debentures bear interest at a rate of 10% per annum, payable upon conversion as described below and at maturity. The Company may pay all or any portion accrued interest that is due in cash or, at the Company’s option, in shares of Common Stock of the Company at a conversion price of $0.25 per share, or a combination thereof; provided that the Company may pay interest in shares only if certain conditions specified in the Debenture are satisfied.

The Debentures are convertible, in whole or in part, into shares of Common Stock at the option of the holder, at any time and from time to time, at a conversion price equal to the $0.25 per share (as adjusted for forward or reverse stock splits, stock dividends or other similar proportionately-applied change), subject to a customary 4.99% “blocker” provision.

On the maturity date the Company may pay all or any portion the then outstanding principal amount of the Debentures in cash or, at the Company’s option, in shares of Common Stock at a conversion price of $0.25 per share, or a combination thereof; provided that the Company may pay principal in shares, but only if certain conditions specified in the Debenture are satisfied.

In the event that the Company shall close an underwritten public offering, for cash (the “Public Offering Closing”), of Common Stock, or any security convertible into or exercisable of exchangeable for shares of Common stock (a “Common Stock Equivalent”), then on the date of the Public Offering Closing the entire outstanding principal amount of and accrued but unpaid interest on the Debentures will automatically be converted into shares of Common Stock at a conversion price equal to the lesser of (i) $0.25 (as adjusted) or (ii) 85% of the price to the public per share of the Common Stock (or of the conversion, exercise or exchange price per share of Common Stock contained in the Common Stock Equivalent) sold in the Public Offering Closing.

Each investor in the Debentures received a three-year warrant (the “Investor Warrants”) to purchase a number of shares of Common Stock equal to 75% of the number of shares of Common Stock initially issuable upon conversion of the Debenture, at an exercise price of $0.325 per share (as adjusted for forward or reverse stock splits, stock dividends or other similar proportionately-applied change and subject to customary weighted-average anti-dilution price adjustment).

At any time after the date on which the closing bid price of the Common Stock remains at $0.75 per share or more (as adjusted for forward or reverse stock splits, stock dividends or other similar proportionately-applied change) for at least 20 consecutive trading days (the “Call Condition”), the Company will have the right, upon 60 days’ notice to the Holder given not later than 30 trading days after the date on which the Call Condition is satisfied, to redeem the Investor Warrants, in whole or in part, at a price of $0.01 per share.

In connection with the sale of the Debenture, the Company paid to a FINRA-registered broker dealer that acted as the placement agent an aggregate of approximately $191,400 in cash compensation, representing fees and an expense allowance. In addition, the Company agreed to issue warrants to purchase an aggregate of 1,409,625 shares of Common Stock to the placement agent (or its designees) with an exercise price of $0.25 per share and a term of three years (the “Placement Agent Warrants”).

2

The forms of the subscription agreement for the Debentures, the Debentures, Investor Warrants and Placement Agent Warrants are filed as Exhibits to this Current Report on Form 8-K, and the foregoing summaries of the terms of such documents is subject to, and qualified in its entirety by, the full text of such documents, which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth under Item 1.01 above is incorporated herein by reference.

The Debentures, Investor Warrants and Placement Agent Warrants were issued in connection with the exemption from registration provided by Rule 506(b) of Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in that each purchaser of the Debentures and the Placement Agent were accredited investors, and the Company did not engage in any general advertisement or solicitation in connection with the purchase and sale of such securities.

This Current Report on Form 8-K is issued in accordance with Rule 135c under the Securities Act, and is neither an offer to sell any securities, nor a solicitation of an offer to buy, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this Report:

Exhibit No.	Description
10.1	Form of Subscription Agreement between the Company and each purchaser of Debentures

10.2	Form of 20% Original Issue Discount Unsecured Convertible Debenture

10.3	Form of Investor Warrant

10.4	Form of Placement Agent Warrant

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2016	PROTEA BIOSCIENCES GROUP, INC.

	By:	/s/ Stephen Turner
Stephen Turner
Chief Executive Officer

4